Exhibit 99.1

Famous Dave’s Reports Results For Second Quarter Fiscal 2014

Income per Diluted Share Increased 44%

Income from Operations Increased 38%

Adjusted EBITDA Increased 25%

MINNEAPOLIS, August 5, 2014 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today reported financial results for the second quarter and the six months ending June 29, 2014.

Highlights for the second quarter of 2014 as compared to the second quarter of 2013:

•	Revenue decreased from $43.6 million to $41.9 million, reflecting the combined impact of a comparable sales decrease and lower franchise fee revenue;

•	Comparable sales for Company-owned restaurants open 24 months or more decreased 5.2% compared to an increase of 4.3% for the same period in 2013.

•	Franchise royalty revenue of $4.6 million was essentially flat to the prior year, primarily reflecting revenue contribution from seven net new franchise restaurants that opened since the end of the second quarter of 2013, partially offset by a comparable sales decrease of 2.8%;

•	Restaurant-level cash flow margins at Company-owned restaurants decreased 20 basis points;

•	General and administrative expenses decreased by $1.6 million to $4.1 million for the second quarter of 2014; and were 9.7% of revenue compared to 12.9% of revenue for the second quarter of 2013. This decrease reflected the impact from headcount reductions that occurred during fiscal 2013 as well as the departures of executives and employees during the first six months of 2014, (including the recapture of approximately $349,000 of stock-based compensation, or $0.03 per diluted share). Partially offsetting this decrease was approximately $426,000, or $0.04 per diluted share, of severance costs that were included in general and administrative expenses for the second quarter of 2014. The second quarter of 2013 included severance costs associated with a reduction in force of approximately $271,000, or $0.02 per diluted share;

•	Net income was $2.9 million compared to $2.1 million for the second quarter of 2013;

•	Diluted net income per share was $0.39 compared to $0.27 for the second quarter of 2013;

•	Diluted adjusted net income per share was $0.40 compared to $0.28 for the second quarter of 2013;

•	Adjusted EBITDA for the second quarter of 2014 was $6.0 million compared to $4.8 million for the same period in 2013.

Highlights for the six months ended June 29, 2014 as compared to the six months ended June 30, 2013:

•	Revenue decreased from $80.2 million to $77.6 million;

•	Comparable sales for Company-owned restaurants open 24 months or more decreased 5.0% compared to an increase of 1.4% for the same period in 2013;

•	Franchise royalty revenue was $8.8 million, compared to $8.7 million, reflecting revenue contribution from seven net new franchise restaurants that opened since the second quarter of 2013, partially offset by a comparable sales decrease of 3.0%;

•	Net income increased to $3.4 million from $2.2 million;

•	Diluted net income per share was $0.46 compared to $0.28, for 2013.

•	Diluted adjusted net income per share was $0.53, primarily reflecting a $0.05 charge related to asset impairment, estimated lease termination costs and other closing costs as well as the loss of $0.04 per diluted share related to the disposal of the décor warehouse. This compared to $0.29 for the first six months of 2013;

•	Adjusted EBITDA was approximately $9.3 million, compared to approximately $6.7 million for the first six months of 2013;

•	The Company has paid down $4.9 million of debt since the end of fiscal 2013.

Ed Rensi, Famous Dave’s CEO, commented, “While the quarter’s comparable sales numbers were disappointing, they were partially the result of the elimination of the extensive email discounting that occurred during the second quarter of fiscal 2013. Excluding the impact of these discounts from last year, we estimate that our comparable sales decline would have been approximately half of the reported number. Despite the decline in top-line sales this quarter, we were pleased with the year over year improvements in operating income and earnings per share.”

“During the quarter, we continued make significant progress on the reimage of the Bolingbrook, Illinois restaurant. We are excited about these changes and their potential impact. We remain completely committed to serving the very best BBQ in the country – that remains our mission and focus. We have made changes to allow our guests to enjoy our food in new and more contemporary ways – whether on salads and flat breads, as part of our new bar menu or paired with our expanded selection of over 30 craft and local beers. We have updated our dining room and expanded our patio, adding fire pits, and connected this to an improved bar to allow for indoor-outdoor seating. We have added lots of entertainment – giant HD TVs, updated our music, added tablet-based games for both adults and kids and improved our wifi coverage and bandwidth. Our servers can now take your orders by tablet and our kitchen has been updated using the latest cooking technology. These changes enable our guests to enjoy our delicious food served much faster in a restaurant that is just a more enjoyable place to be. Furthermore, over time, we expect these changes to enhance and improve our unit-level economics. Early feedback from our guests and team members has been positive. Over the next several months we will analyze the impact and once we are confident we will deploy them to the rest of the system to aid in top-line sales growth and unit-level profitability at new company-owned restaurants.”

As we look out at the remainder of 2014, we know that we will continue to struggle with top-line sales, particularly on a comparable basis, as the level of email discounting accelerated in the second-half of 2013. Ending this strategy will continue to negatively impact our top-line performance through until at least the end of the first quarter of 2015.

We will continue to focus on driving top-line sales by improving the overall guest experience; as well as improving our restaurant margins and prudently managing our other expenses.”

Marketing and Development

The company is currently featuring its build your own BBQ, or BYOB, which is a handheld BBQ meal with bright flavors at a value price, that guests create themselves with a choice of Georgia Chopped Pork, Texas Beef Brisket or Original Burnt Ends as the main ingredient and a choice of a tortilla or a lettuce cup as the carrier. This is served with Chipotle Rice, Mustard Slaw, a Chimichurri sauce and a variety of fresh flavored pickles and onions as accompaniments. Recently, we added chicken and steak to the BYOB menu.

Famous Dave’s opened one franchise-operated restaurant during the second quarter in Bayamon Puerto Rico.

Famous Dave’s ended the quarter with 194 restaurants, including 53 company-owned restaurants and 141 franchise-operated restaurants, located in 34 states, the Commonwealth of Puerto Rico, and 1 Canadian province.

For fiscal 2014, the company now expects to open approximately a total of four new franchise-operated locations.

Conference Call

The company will host a conference call August 5, 2014, at 3:30 p.m. Central Time to discuss its second quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 53 locations and franchises 141 additional units in 34 states, the Commonwealth of Puerto Rico, and 1 Canadian province. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique made-from-scratch desserts.

Contact:	Richard Pawlowski – Chief Financial Officer
952-294-1300

To supplement its financial statements, Famous Dave’s of America, Inc. also provides investors with adjusted net income, adjusted basic and diluted net income per share and adjusted EBITDA which are non-GAAP financial measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. Famous Dave’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis and planning purposes.

Adjusted basic and diluted net income per share consists of net income plus items, such as, asset impairment and estimated lease termination and other closing costs, net loss on disposal of equipment, and the recapture of stock-based compensation and severance costs related to the level of Vice President (VP) and above, divided by the weighted average number of shares of stock outstanding (plus stock equivalents for the diluted calculation) during each period presented. Famous Dave’s of America, Inc. believes adjusted basic and diluted net income per share is useful to an investor because it is widely used to measure a company’s operating performance.

EBITDA consists of income from operations plus depreciation and amortization. Adjusted EBITDA consists of EBITDA plus items, such as, asset impairment and estimated lease termination and other closing costs, net loss on disposal of equipment, and the recapture of stock-based compensation and severance costs related to the level of Vice President (VP) and above. Famous Dave’s uses Adjusted EBITDA as a measure of operating performance because it assists the Company in comparing performance on a consistent basis, as it removes from operating results the impact of non-cash events. The Company believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because it is widely used to measure a Company’s operating performance without the impact of items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the impact of non-cash events and the method by which assets were acquired.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements and are subject to inherent limitations. Famous Dave’s of America, Inc. urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release. The tables appearing at the end of this release provide reconciliations of net income to adjusted net income, Adjusted EBITDA and basic and diluted net income per share to basic and diluted adjusted net income per share.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

JUNE 29, 2014 AND JUNE 30, 2013

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013
Revenue:
Restaurant sales, net	$36,894	$38,546	$68,142	$70,826
Franchise royalty revenue	4,607	4,565	8,810	8,657
Franchise fee revenue	100	75	135	119
Licensing and other revenue	336	391	512	575

Total revenue	41,937	43,577	77,599	80,177

Costs and expenses:
Food and beverage costs	10,678	11,548	19,804	21,506
Labor and benefits costs	11,411	11,779	21,831	22,536
Operating expenses	9,741	9,783	18,142	18,251
Depreciation and amortization	1,487	1,536	3,033	3,077
General and administrative expenses	4,050	5,616	8,277	11,149
Asset impairment and estimated lease termination and other closing costs	102	2	562	(10)
Pre-opening expenses	—	70	7	76
Net (gain) loss on disposal of property	(13)	6	421	7

Total costs and expenses	37,456	40,340	72,077	76,592

Income from operations	4,481	3,237	5,522	3,585

Other expense:
Interest expense	(237)	(253)	(500)	(538)
Interest income	—	1	1	5
Other (expense) income, net	(2)	(9)	(3)	9

Total other expense	(239)	(261)	(502)	(524)

Income before income taxes	4,242	2,976	5,020	3,061
Income tax expense	(1,391)	(880)	(1,653)	(903)

Net income	$2,851	$2,096	$3,367	$2,158

Basic net income per common share	$0.39	$0.28	$0.47	$0.29

Diluted net income per common share	$0.39	$0.27	$0.46	$0.28

Weighted average common shares outstanding—basic	7,219	7,451	7,229	7,404

Weighted average common shares outstanding—diluted	7,250	7,736	7,260	7,690

See accompanying notes to consolidated financial statements.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013
Food and beverage costs (1)	28.9%	30.0%	29.1%	30.4%
Labor and benefits costs (1)	30.9%	30.6%	32.0%	31.8%
Operating expenses(1)	26.4%	25.4%	26.6%	25.8%
Restaurant level cash flow margins(1)(3)	13.8%	14.0%	12.3%	12.0%
Depreciation & amortization (restaurant level) (1)	3.6%	3.4%	4.0%	3.8%
Asset impairment and estimated lease termination and other closing costs (1)	0.3%	0.0%	0.8%	0.0%
Pre-opening expenses and net loss on disposal of equipment (1)	0.0%	0.2%	0.6%	0.1%
Costs and expenses (restaurant level) (1)	90.1%	89.6%	93.1%	91.9%
Restaurant level margin(1)(4)	9.9%	10.4%	6.9%	8.1%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%	0.5%	0.4%
General and administrative expenses (2)	9.7%	12.9%	10.7%	13.9%
Total costs and expenses (2)	89.3%	92.6%	92.9%	95.5%
Income from operations (2)	10.7%	7.4%	7.1%	4.5%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level cash flow margins are equal to taking restaurant sales, net less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.
(4)	Restaurant level margin is equal to restaurant sales, net, less restaurant level costs and expenses. Restaurant level costs and expenses include food and beverage costs, labor and benefit costs, operating expenses, restaurant level depreciation and amortization, asset impairment and estimated lease termination and other closing costs, pre-opening expenses and net loss on disposal of equipment.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 29,	December 29,
	2014	2013
ASSETS
Cash and cash equivalents	$2,224	$1,293
Other current assets	9,459	10,764
Property, equipment and leasehold improvements, net	56,887	59,733
Other assets	3,576	3,547

Total assets	$72,146	$75,337

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$13,611	$13,675
Line of credit	7,000	11,400
Other long-term obligations	17,158	17,471
Shareholders’ equity	34,377	32,791

Total liabilities and shareholders’ equity	$72,146	$75,337

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	June 29,	June 30,
	2014	2013
Cash flows provided by operating activities	$7,050	$9,436
Cash flows used for investing activities	(976)	(1,719)
Cash flows used for financing activities	(5,143)	(6,939)

Net increase in cash and cash equivalents	$931	$778

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Restaurant sales (in thousands):
Company-Owned	$36,894	$38,546	$68,142	$70,826
Franchise-Operated	$100,029	$96,844	$190,571	$184,304
Total number of restaurants:
Company-Owned	53	53	53	53
Franchise-Operated	141	134	141	134

Total	194	187	194	187
Total weighted average weekly net sales (AWS):
Company-Owned	$53,532	$55,921	$48,980	$51,386
Franchise-Operated	$55,234	$56,272	$52,629	$53,764
Operating weeks:
Company-Owned	689	689	1,391	1,378
Franchise-Operated	1,811	1,721	3,621	3,428
Weighted comparable net sales by category (24 month):
Dine-in	(4.9)%	2.8%	(4.7)%	0.9%
To Go	(0.3)%	1.1%	0.2%	0.4%
Catering	0.0%	0.4%	(0.5)%	0.1%

Total company-owned comparable sales %	(5.2)%	4.3%	(5.0)%	1.4%
Franchise-Operated %	(2.8)%	(1.9)%	(3.0)%	(3.9)%
Total number of comparable restaurants:
Company-Owned	49	49	49	49
Franchise-Operated	121	117	119	114

FAMOUS DAVE’S OF AMERICA, INC.

NON-GAAP RECONCILIATION

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013
Net income	$2,851	$2,096	$3,367	$2,158
Asset impairment and estimated lease termination and other closing costs	102	2	562	(10)
Net loss on disposal of equipment	(13)	6	421	7
VP level and above stock-based compensation recapture	(335)	(62)	(1,071)	(62)
VP level and above severance	314	113	815	113
Tax adjustment for the non-cash adjustments	(22)	(16)	(239)	(14)

Adjusted net income	$2,897	$2,139	$3,855	$2,192

Non-GAAP adjusted income per share:
Basic adjusted net income per common share	$0.40	$0.29	$0.53	$0.30

Diluted adjusted net income per common share	$0.40	$0.28	$0.53	$0.29

Shares used to compute non-GAAP income per share:
Weighted average common share outstanding—basic	7,219	7,451	7,229	7,404

Weighted average common share outstanding—diluted	7,250	7,736	7,260	7,690

Income from Operations	$4,481	$3,237	$5,522	$3,585
Depreciation and amortization	1,487	1,536	3,033	3,077

EBITDA	5,968	4,773	8,555	6,662
Non-cash items:
Asset impairment and estimated lease termination and other closing costs	102	2	562	(10)
Net loss on disposal of equipment	(13)	6	421	7
VP level and above stock-based compensation recapture	(335)	(62)	(1,071)	(62)
VP level and above severance	314	113	815	113

Adjusted EBITDA	$6,036	$4,832	$9,282	$6,710

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.